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                                                                   Exhibit 10.9


                    REVISED TERMINATION PROTECTION AGREEMENT


         AGREEMENT as of August 23,1995 (the "Effective Date") by and between Bowne & Co., Inc., a New York corporation (together with its subsidiaries and affiliates and, after a Change of Control Event (as defined herein), any successor or successors thereto, the "Corporation"), and _________________ (the "Executive").

         WHEREAS, Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Corporation; and

         WHEREAS, the Corporation believes that its interests will be served if Executive has fair and reasonable protection from the risks of a change in ownership or control of the Corporation;

         NOW, THEREFORE, the parties hereby agree as follows:

         1.   DEFINED TERMS.
              --------------

              Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

         2.   TERM.
              -----

              This Agreement shall be effective as of the Effective Date and shall remain in effect thereafter. The Corporation may terminate this Agreement by giving Executive at least two years advance written notice of termination of the Agreement. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control Event, remain in effect for at least two years and six months following such Change of Control Event, and such additional time as may be necessary to give effect to the terms of the Agreement.

         3.   SEVERANCE AND OTHER BENEFITS.
              -----------------------------

              If Executive's employment with the Corporation is terminated by the Corporation at any time within the two years and six months following a Change of Control Event without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement. If Executive's employment with the Corporation is terminated prior to a Change of Control Event at the request of any individual or entity acquiring ownership and control of the Corporation, this Agreement shall become effective upon the subsequent occurrence of a Change of Control Event involving such acquirer, Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control Event, and therefore Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement.


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              (a) SEVERANCE  BENEFITS.  Within ten (10) days after Termination
                  Date, the Corporation shall pay Executive a lump sum amount, in cash, equal to the sum of:

                  (1) Two (2) times the sum of:

                      (A) Executive's Base Salary, and

                      (B) Executive's Target Bonus; and

                  (2) Executive's Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Corporation in the Calendar Year in which the Termination Date occurs and the denominator of which shall equal 365.

              (b) PAYMENT OF ACCRUED BUT UNPAID AMOUNTS. Within ten (10) days after Termination Date, the Corporation shall pay Executive
                  (1) any unpaid portion of Executive's bonus accrued with respect to the Calendar Year ended prior to Termination Date; and (2) all compensation previously deferred by Executive but not yet paid.

              (c) CONTINUED WELFARE BENEFITS. Until the date which is two years after the Termination Date or, if earlier, the date of which Executive commences full-time employment after the Termination Date, the Corporation shall, at its expense, provide Executive with medical and dental benefits, life insurance, disability and accidental death and dismemberment benefits at the highest level provided prior to the Change of Control Event and ending on the Termination Date; PROVIDED, HOWEVER, that if Executive becomes employed by a new employer which maintains a medical plan (or its equivalent) that either (i) does not cover Executive with respect to a pre-existing condition which was covered under the Corporations' medical plan, or (ii) does not cover Executive for a designated waiting period, Executive's coverage under the Corporation's medical plan shall continue (but shall be limited in the event of non-coverage due to a pre-existing condition, to the pre-existing condition itself) until the earlier of the end of the applicable period of non-coverage under the new employer's plan or the date which is two years after the Termination Date.

              (d) OUTPLACEMENT COUNSELING. The Corporation shall reimburse
                  Executive for professional outplacement counseling services by qualified consultants selected by Executive that are incurred through the period ending two years after the Termination Date; provided, however, that the maximum aggregate amount for which an Executive shall be reimbursed under this subsection 3(d) shall be 20% of the sum of (i) the Executive's Base Salary and (ii) the Executive's Target Bonus.




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              (e) EFFECT ON EXISTING PLANS. All provisions relating to a
                  Change of Control Event applicable to Executive and contained in any plan, program, agreement or arrangement maintained on the Termination Date (or thereafter) by the Corporation, including, but not limited to, any stock option, restricted stock or retirement plan, shall remain in effect through the date of the Change of Control Event, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's express prior written approval.

          4.  ACCELERATION OF EQUITY RIGHTS.
              ------------------------------

              Effective as of the date of a Change of Control Event, the Corporation shall cause Executive's outstanding stock options which are not immediately exercisable to vest and become immediately exercisable and the restrictions on any equity and equity rights held by Executive which are scheduled to lapse solely through the passage of time to lapse.


          5.  EXCISE TAX GROSS-UP.
              -------------------

              If Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Corporation (together, "Severance Payments") which are or would be subject to the tax imposed by
              Section 4999 of the Code (or any similar tax that may be imposed) (the "Excise Taxes"), the Corporation shall pay to Executive an additional amount ("Gross-Up Payment") such that, after the payment by Executive of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the lost tax benefit resulting from the disallowance of any deduction of Executive by virtue of the inclusion of the Gross-Up Payment in Executive's adjusted gross income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Taxes imposed upon the Severance Payments.



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              For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise
              Tax:

                  (i) The Severance Payments shall be treated as "parachute
                      payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing
                      ("Independent Advisors") selected by the Corporation and reasonably acceptable to Executive, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section
                      280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                 (ii) The amount of the Severance Payments which shall be
                      treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                (iii) The value of any non-cash benefits or any deferred
                      payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

              For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.



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              The Gross-Up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Severance Payments (or any portion thereof) are subject to the Excise Tax; PROVIDED, HOWEVER, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Corporation shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to Executive, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment.

              The Corporation shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Corporation may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); PROVIDED, HOWEVER, that the Corporation's control over any such proceedings shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Corporation in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.


          6.  MITIGATION.
              -----------

              Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Corporation (or any other person or entity) may have against Executive.



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          7.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY INSURANCE.
              --------------------------------------------------------------

              Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Corporation's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the corporation shall maintain Directors' and Officers' liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for two years following the Termination date, and throughout the period of any applicable statute of limitations.

          8.  TERMINATION FOR CAUSE.
              ----------------------

              Nothing in this Agreement shall be construed to prevent the Corporation from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Corporation shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of the Corporation.


          9.  DISPUTES.
              ---------

              Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, or, at the option of Executive, in the county and state where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

         10.  COSTS OF PROCEEDINGS.
              ---------------------

              The Corporation shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration) instituted by the Executive for breach of any provision of this Agreement by the Corporation in which the Executive is the prevailing party. If Executive does not prevail on such claim for breach, Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Executive, including repayment to the Corporation of any amounts paid to or on behalf of Executive pursuant to the preceding sentence. The Corporation shall pay pre-judgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of Chemical Bank, N.A., as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.



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         11.  NOTICE.
              -------

              Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the address herein after set forth, or at such other places that either party may designate by notice to the other.

              Notice to the Corporation shall be addressed to:

                  Bowne & Co., Inc.
                  345 Hudson Street
                  New  York, NY  10014
                  Attn:  President



              Notice to Executive shall be addressed to him or her at the Corporation, with a copy to his or her home address at:



              A copy of any notice to Executive shall also be sent to:

                  Kenneth C. Edgar, Esq.
                  Simpson Thatcher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017

              Notices shall be deemed effectively given five (5) days after deposited in a post office box under the exclusive control of the United States Postal Service.

         12.  ASSIGNMENT.
              -----------

              Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Corporation and Executive and their respective heirs, legal representatives, successors and assigns. If the Corporation shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.



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         13.  WITHHOLDING.
              ------------

              Notwithstanding the provisions of Section 6 hereof, the Corporation may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

         14.  APPLICABLE LAW.
              ---------------

              This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.



         15.  ENTIRE AGREEMENT; AMENDMENT.
              ----------------------------

              This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning the effect of a Change of Control Event on the relationship between the Corporation and Executive. This Agreement may be changed only by a written agreement executed by the Corporation and Executive.


              IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of __________, 1999.


                                                BOWNE & CO., INC.



                                                By
                                                  ---------------------
                                                    Robert M. Johnson
                                                     Chairman & CEO



                                                  ---------------------
                                                       Executive





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                                 SCHEDULE A

                             CERTAIN DEFINITIONS


                  As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

                  "BASE SALARY" means Executive's annual rate of base salary in effect on the date of the Change of Control Event or the Termination Date, whichever is higher.

                  "CAUSE" means either of the following:

                  (a) Executive's willful malfeasance or nonfeasance having a material adverse effect on the Corporation; PROVIDED, that any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of the Corporation or if Executive shall be entitled, under applicable law or under an Corporation's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

                  (b)  Executive's conviction of a felony.


                  "CHANGE OF CONTROL EVENT" means any of the following:

                  (a) a change is proposed by the stockholders of the Corporation as to the number of members, or incumbent membership of the Corporation's Board of Directors such that the incumbent members of said Board of Directors immediately prior to such change would not longer constitute at least a majority of the Board of Directors after such change, and such proposal is enacted; or the Board of Directors as constituted immediately prior to any action by the Corporation's stockholders with respect to such proposal determines that such proposal, if enacted, would constitute a change in control of the Corporation, and such proposal is enacted;

                  (b) any determination is made by the Board of Directors of the Corporation that there has been a change in the control of the Corporation because a person (as such term us used in Section 13(d) of the Securities Exchange Act of 1934, (the "Exchange Act")), together with such person's affiliates (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), has become, at any date after the date of this Agreement, and is not on the date hereof, the beneficial owner (as such term is defined in Rule 13d-3 of the General rules and Regulations under the Exchange Act), directly or indirectly of 10% or more of the voting power of the Corporation's then outstanding securities;



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                  (c)  any  person (other than (i) any employee stock
                       ownership trust or similar entity created by the Corporation for the benefit of its employees, (ii) an underwriter participating in a public offering of stock of the Corporation or (iii) an entity owned by the Corporation's stockholders in substantially the same proportions as their ownership of stock of the Corporation prior to an acquisition of stock of the Corporation by such entity in connection with a reorganization), together with its affiliates, has become, at any date after the Effective Date, and is not on the date hereof, the beneficial owner, directly or indirectly, of 33% or more of the voting power of the Corporation's then outstanding securities entitled generally to vote for the election of the Corporation's directors; or

                  (d)  the approval by the stockholders of the Corporation of
                       (i) the sale of all or substantially all the assets of the Corporation, (ii) a liquidation of the Corporation or
                       (iii) the merger or consolidation of the Corporation with any other corporation, unless the incumbent members of the Board of Directors of the corporation as constituted immediately prior to such merger of consolidation shall constitute at least a majority of the directors of the surviving parent (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange
                       Act) of such corporation.

Any determination of the occurrence of any Change of Control Event made in good faith by the Board of Directors of the Corporation, on the basis of information available at the time to it, shall be conclusive and binding for all purposes of this Agreement.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "CORPORATION" means Bowne & Co., Inc. and its subsidiaries and affiliates and, after a Change of Control Event, any successor or successor thereto.

                  "CALENDAR YEAR" means January 1st to December 31st.

                  "GOOD REASON" means any of the following actions, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

                  (a) any substantial diminution without the consent of Executive, in Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to a Change of Control Event;

                  (b) the removal of Executive from, or any failure to re-elect Executive to, any of the positions Executive holds immediately prior to a Change of Control Event;

                  (c) the failure of the Corporation to pay Executive's Base
                      Salary when due;

                  (d) any reduction of Executive's Base Salary or reduction of
                      Executive's Target Bonus;

                  (e) a material reduction in Executive's employee or fringe benefits;

                  (f) the change of Executive's principal place of employment to a location outside of the New York metropolitan area;
                      or

                  (g) any material breach by the Corporation of any provision of this Agreement.



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                  "PERMANENT DISABILITY" means Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability is reasonably contemplated to continue for at least one (1) year from its incurrence.

                  "TARGET BONUS" means the annual bonus payable to Executive for the Corporation's Fiscal Year in which a Change of Control Event occurs, calculated on the assumption that Executive and those subsidiaries, divisions or business units within the Corporation of whose performance Executive's bonus depends achieve the applicable target performance goals established under the applicable bonus plan with respect to that year. If no target performance goals for the year in which the Change of Control Event occurs have been set prior to the Change of Control Event, the Target Bonus shall be determined by substituting, in the previous sentence, the prior year for the year in which a Change of Control Event occurs.





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